Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Apeiron Capital Investment Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share (1)	(2)	328,400	N/A	$13.78	0.0001102	$0.02
Fees Previously Paid	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-

	Total Offering Amounts						$13.78
	Total Fees Previously Paid
	Total Fee Offsets
			Net Fee Due					$0.02

(1) Based on the maximum number of registrable shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”) of the registrant issuable to shareholders of GIO World Health, Limited, (“GIO”), in connection with the business combination to be effected pursuant to a business combination agreement among the registrant, GIO and certain other parties (the “Business Combination”).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. GIO is a private company, no market exists for its securities, and GIO has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of GIO shares is one-third of the aggregate par value of the GIO shares expected to be exchanged in the Business Combination. The U.S. dollar equivalent of this amount has been calculated using an exchange rate of $1.2582 per £1 as of April 28, 2023, as announced by the Federal Reserve.